Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics, Inc. (CTI) Readies Pixuvri® European

Launch and Start of Pacritinib Phase 3 Trial; Reports Second

Quarter Financial Results and Milestones

- European launch of Pixuvri® targeted for Q4 2012

-Single institutional investor makes $35 million investment

August 1, 2012 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported financial results and recent accomplishments for the second quarter of 2012.

Recent Company Highlights

•

European Commission grants conditional marketing authorization for Pixuvri as monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive non-Hodgkin B-cell lymphomas (“NHL”)

•	Steven E. Benner, M.D., M.H.S. named new Executive Vice President and Chief Medical Officer

•	Closed the acquisition of pacritinib, a highly selective JAK2 inhibitor, scheduled to enter phase 3 clinical trial for treatment of patients with myelofibrosis (“MF”) in Q4 2012

•

Targeting cut in net operating burn rate from an average of $6.5 million per month to an average of $4.5 million per month for remainder of 2012 and focusing on commercial launch of Pixuvri and advancing phase 3 programs

“Based on in-market research among more than 250 lymphoma specialists in the five major market countries in the European Union (“EU”), we are encouraged by the interest and potential adoption of Pixuvri for treatment,” stated James A. Bianco, M.D., President and CEO of CTI. “We believe we can present an argument for Pixuvri to provide fair pricing reimbursement in an effort to address the commercial potential of Pixuvri in the E.U. On the heels of our projected fourth quarter launch of Pixuvri in the E.U., we expect to start pivotal studies of our recent JAK2 product acquisition, pacritinib. In the meantime, we are also advancing tosedostat toward its phase 3 clinical trial.”

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Financial Results

For the quarter ended June 30, 2012, total operating expenses were $49.4 million compared to $16.9 million for the same period in 2011. The increase is predominantly due to an acquired in-process research and development expense of $29.1 million relating primarily to the acquisition of pacritinib from S*BIO Pte Ltd. (“S*BIO”), in addition to equity-based compensation and expenses related to preparation for commercialization of Pixuvri in the E.U. Net loss attributable to common shareholders was $58.6 million ($0.28 per share) for the quarter ended June 30, 2012 compared to a net loss attributable to common shareholders of $22.5 million ($0.14 per share) for the same period in 2011. The increase in net loss attributable to CTI’s common shareholders is primarily due to an increase in non-cash deemed dividends on preferred stock issuances and operating expenses, which includes the acquisition of pacritinib from S*BIO.

For the six months ended June 30, 2012, total operating expenses were $67.5 million compared to $37.0 million for the same period in 2011. Net loss attributable to common shareholders was $76.0 million ($0.37 per share) for the six months ended June 30, 2012 compared to a net loss attributable to common shareholders of $73.5 million ($0.47 per share) for the same period in 2011. The increase in net loss attributable to CTI’s common shareholders is primarily due to an increase in total operating expenses, which includes the acquisition of pacritinib from S*BIO.

CTI had approximately $14.8 million in cash and cash equivalents as of June 30, 2012. This amount was before the receipt of $15 million in gross proceeds received from the sale of CTI’s Series 15-2 convertible preferred stock and warrants in July 2012 as part of a $35 million financing. As previously announced, CTI completed the first closing of $20 million of Series 15-1 convertible preferred stock and warrants in May 2012.

Conference Call Information

On Aug. 1, 2012, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a conference call to discuss CTI’s 2012 second quarter financial results.

Conference Call Numbers Aug. 1, 2012, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time 1-877-941-6010 (US Participants) 1-480- 629-9644 (International)

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Call-back numbers for post-listening available at 11:30 a.m. Eastern Time: 1-800-406-7325 (US Participants) 1-303-590-3030 (International) Passcode: 4552195 #

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Pixuvri (pixantrone)

Pixuvri is a novel aza-anthracenedione with unique structural and physio-chemical properties. Unlike related compounds, Pixuvri forms stable DNA adducts and in preclinical models has superior anti-lymphoma activity compared to related compounds. Pixuvri was structurally designed so that it cannot bind iron and perpetuate oxygen radical production or form a long-lived hydroxyl metabolite — both of which are the putative mechanisms for anthracycline induced acute and chronic cardiotoxicity. These novel pharmacologic properties allow Pixuvri to be administered to patients with near maximal lifetime exposure to anthracyclines without unacceptable rates of cardiotoxicity, and, because Pixuvri is not a vesicant, allow it to be safely delivered via a peripheral intravenous catheter.

In May 2012, Pixuvri received conditional marketing authorization in the E.U. as monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive NHL. The benefit of pixantrone treatment has not been established in patients when used as fifth line or greater chemotherapy in patients who are refractory to last therapy. The Summary of Product Characteristics (“SmPC”) has the full prescribing information, including the safety and efficacy profile of Pixuvri in the approved indication. The SmPC is available at http://ec.europa.eu/health/documents/community-register/html/h764.htm#ProcList.

CTI is currently accruing patients into a Phase 3 trial comparing pixantrone and rituximab with gemcitabine and rituxan in the setting of aggressive B-cell Non-Hodgkin Lymphoma. European sites will be participating in this study later this year.

Pixuvri is currently available in the E.U. through Named Patient Programs.

Pixuvri does not have marketing approval in the United States.

About Conditional Marketing Authorization

Similar to accelerated approval regulations in the United States, conditional marketing authorizations are granted in the E.U. to medicinal products with a positive benefit/risk assessment that address unmet medical needs and whose availability would result in a significant public health benefit. A conditional marketing authorization is renewable annually. Under the provisions of the conditional marketing authorization for Pixuvri, CTI will be required to complete a post-marketing study aimed at confirming the clinical benefit previously observed.

The European Medicines Agency’s (the “EMA”) Committee for Medicinal Products for Human Use has accepted PIX306, CTI’s ongoing randomized controlled phase III clinical trial, which

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compares Pixuvri-rituximab to gemcitabine-rituximab in patients who have relapsed after one to three prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant. As a condition of approval, CTI has agreed to have available the PIX306 clinical trial results by June 2015.

About Non-Hodgkin’s Lymphoma

NHL is caused by the abnormal proliferation of lymphocytes, cells key to the functioning of the immune system. It usually originates in lymph nodes and spreads through the lymphatic system. NHL can be broadly classified into two main forms—aggressive and indolent NHL. Aggressive NHL is a rapidly growing form of the disease that moves into advanced stages much faster than indolent NHL, which progresses more slowly. The World Health Organization’s International Agency for Research on Cancer’s 2008 GLOBOCAN database most recent estimates state that in the E.U. approximately 74,162 people will be diagnosed with NHL and 31,371 are estimated to die from NHL every year.

There are many subtypes of NHL, but aggressive B cell NHL is the most common and accounts for about 60% of cases. Initial therapy for aggressive NHL with anthracycline-based combination therapy cures up to 60% of patients. Of the remaining patients, approximately half will respond to intensive second-line treatment and some are cured by stem cell transplantation. Of those not eligible for intensive second line therapy and those patients who fail to respond or relapse, until the approval of Pixuvri, no therapeutic has received regulatory approval for this patient group.

About Pacritinib

Pacritinib is an oral, once a day, tyrosine kinase inhibitor (TKI) with dual activity against JAK2 and FMS-like tyrosine kinase 3 (“FLT3”). Mutations in these kinases have been shown to be directly related to the development of a variety of blood related cancers including other myeloproliferative neoplasms (“MPNs”), leukemia and lymphoma. Pacritinib has demonstrated encouraging results in phase 1 and 2 studies for patients with myelofibrosis and a phase 3 study is planned for this disease. FLT3 is a commonly mutated gene found in acute myeloid leukemia (“AML”) patients and its activating mutations have been proven to be a negative prognostic marker for clinical outcome suggesting a possible future role for treatment of AML.

About Tosedostat

Tosedostat is an oral, aminopeptidase inhibitor that has demonstrated significant anti-tumor responses in blood-related cancers and solid tumors in phase I-II clinical trials. CTI has exclusive marketing and co-development rights to Chroma Therapeutics Ltd.’s drug candidate tosedostat in North, Central, and South America

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri, pacritinib or tosedostat include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with Pixuvri, pacritinib or tosedostat in particular including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory non-Hodgkin’s lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”), that Pixuvri may not be immediately available to patients in the E.U., that CTI may not market and commercialize Pixuvri as planned, that CTI may not launch Pixuvri in the E.U. this year, that CTI may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab compared to gemcitabine-rituximab in patients who have relapsed after 1 to 3 prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all, that CTI may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX301 trial, that the conditional marketing authorization for Pixuvri may not be renewed, the potential that phase III studies of pacritinib might not begin in the fourth quarter of 2012, or failure of a pacritinib to prove safe and effective for primary MF and MF secondary to other MPNs, the potential that phase III studies of tosedostat may not occur as planned, the potential failure of tosedostat to prove safe and effective for the treatment of elderly patients with newly-diagnosed AML or high-risk myelodysplastic syndrome (“MDS”) (including when administered in combination with cytarabine or decitabine) as determined by the FDA and/or the EMA, the potential failure of combination studies of tosedostat with hypomethylating agents in treating AML and/or MDS, that the studies of tosedostat may not achieve their primary and/or secondary objectives, that tosedostat may not be approved by the FDA and/or the EMA, that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that CTI may not be able to reduce its average net operating burn rate from an average of $6.5 million per month to an average of $4.5 million per month through the remainder of the year, that CTI’s average net operating burn rate may increase and CTI’s ability to continue to raise capital as needed to fund its operations in general, and, including, without limitation, competitive factors, technological developments, costs of developing, producing, and selling Pixuvri, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

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Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating expenses:
Research and development	$8,959	$7,958	$17,129	$19,452
Selling, general and administrative	11,333	8,961	21,261	17,537
Acquired in-process research and development	29,108	—	29,108	—

Total operating expenses	49,400	16,919	67,498	36,989

Loss from operations	(49,400)	(16,919)	(67,498)	(36,989)
Other income (expense):
Investment and other income (expense), net	(99)	(78)	91	(53)
Interest expense	(3)	(222)	(8)	(573)
Amortization of debt discount and issuance costs	—	(140)	—	(307)
Foreign exchange gain (loss)	(696)	318	(312)	1,077

Net loss before noncontrolling interest	(50,198)	(17,041)	(67,727)	(36,845)
Noncontrolling interest	60	44	143	114

Net loss attributable to CTI	(50,138)	(16,997)	(67,584)	(36,731)
Dividends and deemed dividends on preferred stock	(8,458)	(5,511)	(8,458)	(36,794)

Net loss attributable to CTI common shareholders	$(58,596)	$(22,508)	$(76,042)	$(73,525)

Basic and diluted net loss per common share	$(0.28)	$(0.14)	$(0.37)	$(0.47)

Shares used in calculation of basic and diluted net loss per common share	212,661	165,373	208,310	155,927

Balance Sheet Data (unaudited):	(amounts in thousands)
	June 30, 2012	December 31, 2011
Cash and cash equivalents	$14,755	$47,052
Working capital	(11,584)	33,291
Total assets	38,340	62,239
Accumulated deficit	(1,790,826)	(1,714,785)
Total shareholders’ equity (deficit)	(14,951)	28,009